Projected Store Opening (Gross) (FY 2004) Europe:70 N.A. Claire's Accessories:60 N.A. Icing by Claire's:5 Total: 150 Japan:15

Financial Highlights FY 2003 Net Sales $1 Billion Income from Continuing Operations $78 million Gross Margins 51.4% SG&A 35.5% EPS from Continuing Operations (diluted) $1.59 Return on Sales from Continuing Operations 7.8%

Net Sales FY98 FY99 FY00 FY01 FY02 FY03 Net Sales 500 606 765 947 919 1001 ($ in millions)

Net Income from Continuing Operations FY98 FY99 FY00 FY01 FY02 FY 03 Income 58 68 93 68 41 78 ($ in millions)

Gross Margins From Continuing Operations FY98 FY99 FY00 FY01 FY02 Gross Margins 0.533 0.536 0.552 0.512 0.484 FY98 FY99 FY00 FY01 FY02 FY03 Gross Margins 0.533 0.536 0.552 0.512 0.484 0.514

Selling, General & Admin. FY98 FY99 FY00 FY01 FY02 FY03 SELLING,... 0.327 0.325 0.333 0.347 0.36 0.355 From Continuing Operations

Financial Highlights FY 2003 (Cont.) Cash Balance $195 million EBITDA $162 million Stockholders' Equity $501 million Same Store Sales +5% From Continuing Operations

Cash Balance FY98 FY99 FY00 FY01 FY02 FY03 Cash Balance 132 153 143 112 101 195 ($ in millions) From Continuing Operations

Financial Strength Strong balance sheet Great cash flow even in tough economic environments Low debt to equity ratio Ability to react quickly to economic trends

Financial Goals for FY 2004 Continue to control expenses Manage inventory levels to support sales Control promotional activity

Guidance for FY 2004 Positive same store sales increases +5 percent for full year +8 percent for first quarter Gross Margins to improve by approximately 50 bps for full year

Guidance for FY 2004 (cont.) EPS to increase to $1.81-$1.83 for FY 2004. 1st quarter-$0.24-$0.26 vs $0.19 Capital expenditures will approximate $45-50 million EBITDA to total approximately $178 million